EXHIBIT 99.1

News Release

April 24, 2008
Contact:	TOM LAMPEN, CHOICEONE BANK (616) 887-2339 TLAMPEN@CHOICEONE.COM

ChoiceOne Financial Announces First Quarter Earnings For 2008

Sparta, Michigan - James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc., announced that ChoiceOne reported first quarter net income of $759,000, a decrease of $242,000 or 24% from the first quarter of 2007. Mr. Bosserd commented "We are pleased with the core earnings of the bank given the economic challenges that we are experiencing. A higher provision for loan losses and other loan-related expenses reduced our income in the first quarter of 2008 compared to the prior year. Our core operating results, however, show the benefit provided by the efforts of our staff in providing great customer service as a community bank." Earnings per share for the first quarter of 2008 were $0.23, which was $0.08 lower than the same period in 2007.

The decrease in net income in the first three months of 2008 compared to the same period in 2007 was primarily due to a higher provision for loan losses. The provision was $550,000 in the first quarter of 2008, compared to $100,000 in the first quarter of 2007. Part of the reason for the increase in the provision for loan losses was higher net charge-offs, which were $307,000 in the first quarter of 2008 compared to $120,000 in the first quarter of 2007. Nonaccrual loans declined from $6.8 million as of March 31, 2007 to $5.0 million as of March 31, 2008. James Bosserd stated "The balance of our nonaccrual loans remains elevated but is moving in the right direction. We are continuing to work with these borrowers in an attempt to resolve these loans."

ChoiceOne's earning assets were $6.9 million higher in the first quarter of 2008 than in the prior year. However, a lower net interest spread in 2008 caused net interest income to decline $75,000 or 2% in the first quarter of 2008 compared to the same period in 2007. In spite of a 200 basis point decrease in the prime lending rate since the end of 2007 which lowered the rate earned on loans, ChoiceOne's net interest spread was only 5 basis points lower in the first quarter of 2008 compared to the same period in 2007 as the replacement of brokered deposits with local deposits and reductions in rates paid on local deposits have mitigated most of the impact of lower interest rates earned on loans.

Noninterest income decreased $95,000 or 7% in the first three months of 2008 compared to the same period in 2007. Commission income and other insurance-related income was down $191,000 in the first quarter of 2008 compared to the same period in 2007 due to the sale of the property and casualty insurance lines of business in October 2007. Offsetting part of this decline were increases in investment commissions income ($77,000) and customer service charges ($58,000) in 2008's first quarter compared to the same period in 2007. Noninterest expense declined $223,000 or 6% in the first quarter of 2008 compared to the first quarter in the prior year. This reduction was caused by controls over expenses and the impact of the sale of the insurance lines of business.

Expense reductions were offset by an increase in FDIC insurance expense in the first quarter of 2008 compared to the same period in 2007.

Total assets grew by $4.3 million or 1% in the twelve months ended March 31, 2008, to reach $467 million as of the end of the first quarter of 2008. Net loans at March 31, 2008 of $324 million were virtually unchanged from twelve months prior, but have declined $4.5 million since the end of 2007 due to paydowns of lines of credit by certain agricultural borrowers and a continued decrease in residential mortgage loans. Investment securities increased $5.0 million in the last twelve months as various securities types were purchased to provide growth in ChoiceOne's earning assets. Local deposits have grown $2.9 million in the first quarter of 2008 and $9.9 million in the last twelve months while $22.7 million of higher cost brokered deposits were paid off in the last four quarters. This deposit change is consistent with ChoiceOne's emphasis on less expensive sources of funding to provide benefits to net interest margin in future quarters.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," "plans," "projects," "predicts," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; changes in the local and national economy; the local and global effects of the ongoing war on terrorism, and other military actions, including actions in Iraq; the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames; the level and timing of asset growth; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.